EXHIBIT 5.1


                [LETTERHEAD OF CADWALADER, WICKERSHAM & TAFT LLP]



                                 August 10, 2004


SLC Student Loan Receivables I, Inc.
750 Washington Boulevard, 9th Floor
Stamford, Connecticut 06901

      Re: Student Loan Asset-Backed Securities

Ladies and Gentlemen:

      We have acted as special counsel to SLC Student Loan Receivables I, Inc. (the "Depositor") in connection with the preparation of its Registration Statement on Form S-3 (the "Registration Statement"). The Registration Statement is being filed today with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Act"). The Prospectus forming a part of the Registration Statement describes Student Loan Asset-Backed Securities (the "Securities"), either as notes (the "Notes") or certificates (the "Certificates"), to be sold by a trust (each, an "Issuer") in one or more series (each, a "Series") of Securities. The Notes will be issued under an indenture (the "Indenture") among the Issuer, an indenture trustee, an indenture administrator and an eligible lender trustee, and, if applicable, such other parties to be identified in the Prospectus Supplement for such Series. The Certificates will be issued under a trust agreement (the "Trust Agreement") among the Depositor and an owner trustee. The forms of the Indenture, the Trust Agreement and certain material agreements are being filed as exhibits to, or incorporated by reference in, the Registration Statement. Capitalized terms used and not otherwise defined herein have the respective meanings given to such terms in the Registration Statement.

      In rendering the opinions set forth below, we have examined and relied upon the following: (1) the Registration Statement, including the Prospectus and the form of Prospectus Supplement constituting a part thereof, in the form being filed with the Commission; (2) the Indenture in the form being filed with the Commission; (3) the Trust Agreement in the form being filed with the Commission; and (3) such other documents, materials and authorities as we have deemed necessary in order to enable us to render our opinion set forth below. We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York


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and, to the extent expressly referred to in this letter, the federal laws of the
United States of America. We express no opinion with respect to any Series of Securities for which we do not act as counsel to the Depositor.

      Based on and subject to the foregoing, we are of the opinion that when the Indenture or the Trust Agreement, as the case may be, for a Series of Notes or Certificates, as applicable, has been duly executed, authenticated and delivered, and when the Notes or Certificates, as the case may be, have been duly executed, authenticated and delivered in the manner contemplated by the Indenture or the Trust Agreement, as applicable, for such Series, such Notes or Certificates, as applicable, will be binding obligations of the applicable Issuer, enforceable against such Issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors' rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

      We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm under the headings "Legal Matters" in the Prospectus, which is a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.


                                    Very truly yours,

                                    /s/ Cadwalader, Wickersham & Taft LLP

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